Contact:        Dennis Lakomy                   Release Date: Immediate
                Chief Financial Officer
               (708) 757-2803

             CFC INTERNATIONAL, INC. REPORTS RESTATED FOURTH QUARTER
                            AND YEAR END 2004 RESULTS
                            -------------------------

-       Record annual sales of $82.6 million, up 32% over $62.8 million in 2003.

- Fully diluted earnings per share increased to $0.19 for the fourth quarter of 2004, versus ($0.02) for the fourth quarter in 2003, as restated. This included a foreign currency exchange gain of $0.07 in the fourth quarter of 2004, and $0.03 in the fourth quarter of 2003, on a fully diluted basis, related to the restatement.

- Fully diluted earnings per share for the year end 2004 exceeded the Company's previous guidance of $0.72 to $0.76, increasing to $0.90, versus $0.06 for the year end in 2003, as restated. This includes a foreign currency exchange gain for the year ended 2004 of $0.11, and for the year ended 2003 of $0.10, on a fully diluted basis, related to the restatement.

- Net income in the fourth quarter of 2004 of $858,000, up from a loss of $72,000 for the fourth quarter 2003, and $4.0 million, up 1439% for the year end of 2004. This includes a foreign currency exchange gain related to the restatement in the fourth quarter 2004 of $295,000 (after tax) and in the fourth quarter of 2003 of $130,000 (after tax); and for the calendar year 2004 of $500,000 (after tax) and for the calendar year 2003 of $423,000 (after tax).

     Chicago Heights, Illinois, March 1, 2005 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (NASDAQ: CFCI) today reported results for the fourth quarter and year end of 2004. Sales in the fourth quarter of 2004 increased 35 percent to $20.7 million compared to $15.3 million in the fourth quarter of 2003. The fourth quarter 2004 increase in sales was primarily due to an increase in printed pattern products sales, solid holographic sales and a favorable foreign currency exchange gain of $370,000.

     Fourth quarter 2004 net income increased to $858,000, or $0.19 cents per share on a fully diluted basis, compared to a net loss for the fourth quarter of 2003 of ($72,000) or ($0.02) cents per share on a fully diluted basis, as restated. This increase in net income was primarily due to higher sales and improved productivity. As previously announced, the Company is restating its financial statements to correct errors in determining and recording foreign currency transaction gains and losses related to its intercompany transactions. Net income was favorably affected for the fourth quarter of 2004 by $295,000, and for the fourth quarter of 2003 by $130,000, as a result of the restatement. Net income was also favorably affected for the calendar year 2004 by $500,000, for the calendar year 2003 by $423,000 and for the calendar year 2002 by $463,000, as a result of the restatement.

                                   -- more --

     "Once again I would like to reiterate our pleasure in reporting a very solid performance in 2004," said Greg Jehlik, CFC's President and Chief Executive Officer. "Through our focused and coordinated efforts around the world, CFC was able to deliver favorable results to its shareholders. Our goal in 2005 is to effectively execute our Annual Operating Plan and continue to grow in a profitable manner."

     Sales for the year of 2004 totaled $82.6 million, an increase of 32 percent from $62.8 million for the same period last year. The 2004 sales increase was a result of higher sales volume in all of the Company's product groups. In particular, the Company had strong sales in its printed patterned products, security products and holographics, in packaging, security and authenticity. The Company also benefited from a strong Euro which positively affected sales by $2.0 million for the full year of 2004. Net income for the year increased to $4.0 million, or $0.90 per share on a fully diluted basis in 2004, from a net income of $261,000 or $0.06 per share on a fully diluted basis for the same period last year, as restated. Net income for the year was favorably affected by higher sales, and the Company leveraged its manufacturing infrastructure. Net income was also affected by foreign currency exchange gains in 2004 and 2003 totaling $500,000 and $423,000, respectively, as a result of the restatement.

     "Our 2004 performance was the best ever for CFC," said Roger Hruby, CFC's Chairman. "We are now reaping the benefits of our investments in people, processes and equipment. We are pleased to report that we exceeded our previous guidance of $0.72 - $0.76, coming in at $0.90 per share on a fully diluted basis for 2004, including $0.11 related to the foreign currency exchange gain. Hruby further added, "Based upon the Company's 2004 results and the economic outlook for 2005, CFC anticipates earning net income of $1.10 - $1.15 per share on a fully diluted basis, utilizing a 35.4% tax rate."

Recent Developments

     The Company reports that it has secured three additional embossers, two of which will be located at the Chicago Heights, Illinois facility, and one at the Goppingen, Germany location. The Company expects to have one embosser on line by the end of the first quarter in Chicago Heights, the second embosser in Germany on line by the end of the second quarter in 2005 and the third embosser on line during the third quarter. This capital investment will allow the Company to further increase its manufacturing capacity both domestically and internationally.

     The Company will be exhibiting at the upcoming CardTech/SecurTech (CTST) 2005 show at the Mandalay Bay Convention Center in Las Vegas, Nevada, April 11-14, 2005 in Booth #333, where it will feature its card products, such as HoloLam Plus(TM) (patent pending), magnetic stripe, signature panel, security holograms, scratch-off foils and tipping foils for transaction cards.

     The Company will be exhibiting at the upcoming Interpack 2005 show at Messe Dusseldorf GmbH in Dusseldorf, Germany, April 21-27, 2005 in the North American Pavilion, Hall 12, Booth #12C09-3. CFC will feature its holographic solutions for packaging, security and authentication, as well as its specialty films and foils.

                                   -- more --

     The Company invites all interested parties to listen to its year end conference call at 9:00 a.m. EST (8:00 a.m. CST) on Wednesday, March 2, 2005. The dial-in numbers for the call are 800-599-9816 (U.S.) and 617-847-8705 (International). The participant passcode for this call is 51262710. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

     For those unable to listen to the live call, a replay will be available from approximately 11:00 a.m. EST on March 2, 2005 until March 9, 2005. This replay can be accessed by dialing 888-286-8010 (U.S.); and 617-801-6888 (International). The passcode for the replay is 54426347. The call also will be available as a webcast, both live and for replay, via the Internet on the CFC International, Inc. website at http://www.cfcintl.com on the Investor Relations press releases and webcasts page.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.

                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimated availability of additional equipment, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands,                     Three Months Ended        Year Ended
Except Earnings Per Share and          December 31,          December 31,
Operating Income Percentage)       ------------------ -------------------------
                                      2004    2003     2004      2003     2002
                                      ----    ----     ----      ----     ----
                                             Restated          Restated Restated
                                             (Note 1)          (Note 1) (Note 1)
Net Sales ......................... $20,659  $15,314  $82,557  $62,788  $61,878
                                    -------  -------  -------  -------  -------
Cost of Goods
  (Excluding Depreciation and
   Amortization Shown Below) ......  14,075   10,841   54,004   42,455   38,492
Operating Expenses ................   4,792    4,133   18,157   15,801   15,102
Depreciation and Amortization .....     984      936    4,577    4,193    3,956
                                    -------  -------  -------  -------  -------
Operating Income (Loss) ...........     808     (596)   5,819      339    4,328
  Operating Income (Loss) % .......     3.9%    (3.9%)    7.0%     0.5%     7.0%
Interest Expense ..................     228      288    1,132    1,119    1,241
Interest Income ...................     (25)      (1)     (35)      (9)     (29)
(Gain) Loss on Interest Rate Swap .       7      (59)     (40)      48        0
Rental Income .....................     (37)      (5)    (155)     (26)       0
Other Income ......................       0        0        0        0     (219)
Foreign Currency Exchange (Gain) ..    (650)    (511)    (940)  (1,015)    (688)
                                    -------  -------  -------  -------  -------

Income (Loss) Before Income Taxes .   1,285     (308)   5,857      222    4,023

Provision (Benefit) for
  Income Taxes ....................     427     (236)   1,847      (39)   1,282
                                    -------  -------  -------  -------  -------
Net Income (Loss) (Note 1) ........ $   858  ($   72) $ 4,010  $   261  $ 2,741
                                    =======  =======  =======  =======  =======
Diluted Weighted Average Number
  of Shares Outstanding ...........   4,537    4,488    4,509    4,491    4,536
Diluted Earnings (Loss) Per Share . $  0.19  ($ 0.02) $  0.90  $  0.06  $  0.62

Earnings Before Interest, Taxes,
  Depreciation and Amortization
  (Note 2)......................... $ 1,792   $  340  $10,396  $ 4,532  $ 8,284

SUMMARY OF INTERNATIONAL SALES

(In Thousands,                     Three Months Ended         Year Ended
Except International Sales              December 31,          December 31,
 Percentage)                           2004    2003     2004     2003     2002
                                       ----    ----     ----     ----     ----
International Sales ($)............ $ 9,159   $7,061  $38,453  $32,560  $26,301

International Sales (%)............    44.3%    46.1%    46.6%    51.9%    42.5%

NOTE 1: The Company will restate its financial statements to reflect the recognition of foreign currency exchange gains and losses related to intercompany transactions in the Consolidated Statement of Operations in accordance with Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation." Previously, the Company had incorrectly included such gains and losses in accumulated other comprehensive income in its consolidated stockholder's equity. The correction of this error effected net income, earnings per share, accumulated other comprehensive income and deferred taxes currently payable. These changes had no effect on total cash flow.

NOTE 2: The Company believes earnings before interest, taxes, other income and expense, and depreciation and amortization (adjusted EBITDA) is an appropriate measurement for its business because its enterprise value is more closely aligned with this measurement and because of the continual investment the Company makes in long-lived assets. Adjusted EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table that follows reconciles net income to adjusted EBITDA as defined:

(In Thousands)            Three Months Ended             Year Ended
                              December 31,               December 31,
                            2004       2003       2004       2003      2002
                            ----       ----       ----       ----      ----
                                      Restated             Restated   Restated
                                      (Note 1)             (Note 1)   (Note 1)

Net income (loss) .....   $   858    ($   72)   $ 4,010    $   261    $ 2,741

Add back (subtract):
Income taxes ..........       427       (236)     1,847        (39)     1,282
Interest expense ......       228        288      1,132      1,119      1,241
(Gain) loss on interest
  rate swap ...........         7        (59)       (40)        48          0
Rental income .........       (37)        (5)      (155)       (26)         0
Interest income .......       (25)        (1)       (35)        (9)       (29)
Depreciation and
  amortization ........       984        936      4,577      4,193      3,956
Foreign Currency
  Exchange (Gain) .....      (650)      (511)      (940)    (1,015)      (688)
Other Income ..........      --         --         --         --         (219)
                          -------     ------     ------     ------     ------
Adjusted EBITDA            $1,792       $340    $10,396     $4,532     $8,284
                          =======     ======    =======     ======     =======

                             CFC INTERNATIONAL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS AT
                     DECEMBER 31, 2004 AND DECEMBER 31, 2003


                                                December 31,  December 31,
                                                  2004           2003
                                                  ----           ----
                                                                Restated
                                                                (Note 1)
ASSETS
Cash and cash equivalents ..................   $ 4,554,699   $ 5,555,025
Restricted cash ............................       306,271       117,622
Accounts receivable, less allowance
  for doubtful accounts ....................    12,547,380     9,821,047
Inventories ................................    17,709,138    13,050,711
Other current assets .......................     1,389,790     1,771,646
                                               -----------   -----------
  Total current assets .....................    36,507,278    30,316,051
                                               -----------   -----------
Property, plant and equipment, net .........    28,602,311    28,116,892
Deferred income taxes ......................     3,528,686     3,280,891
Intangible assets, net .....................     3,422,928     3,695,899
Other assets ...............................       266,806       105,078
Fair value of interest rate swap ...........        39,553          --
                                               -----------   -----------
  Total assets .............................   $72,367,562   $65,514,811
                                               ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt ..........   $ 5,625,085   $ 9,716,066
Accounts payable and accrued expenses ......    15,314,782    10,452,966
                                               -----------   -----------
  Total current liabilities ................    20,939,867    20,169,032
                                               -----------   -----------
  Deferred income taxes ....................     3,229,584     2,680,247
Fair value of interest rate swap ...........          --          47,783
Long-term debt .............................    15,698,791    15,066,109
                                               -----------   -----------
  Total liabilities ........................    39,868,242    37,963,171
                                               -----------   -----------
  Stockholders' equity .....................    32,499,320    27,551,640
                                               -----------   -----------
  Total liabilities and stockholders' equity   $72,367,562   $65,514,811
                                               ===========   ===========